Exhibit 10.1

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

by and among

EARL SCHEIB, INC. and EARL SCHEIB REALTY CORP.,

collectively, as Borrower,

and

WELLS FARGO FOOTHILL, INC.,

as Lender

Dated as of August 4, 2003

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of August 4, 2003 between WELLS FARGO FOOTHILL, INC., a California corporation (“Lender”), EARL SCHEIB, INC., a Delaware corporation (“Parent”),  EARL SCHEIB REALTY CORP., a California corporation (“ES Realty”), (Parent and ES Realty are referred to hereinafter collectively, jointly and severally, as the “Borrower”).

The parties agree as follows:

1.                   DEFINITIONS AND CONSTRUCTION.

1.1  Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Additional Reserve” means the amount of reserves that Lender has established with respect to the Reynolds Overtime Claim, which Additional Reserve shall equal $0 at such time (and at all times thereafter) as Borrower has delivered to Lender evidence satisfactory to Lender that (a) Borrower and its Subsidiaries have no further obligations (including all amounts owing) in connection with the Reynolds Overtime Claim and (b) a final judgment has been entered on the Reynolds Overtime Claim.  The Additional Reserve shall initially equal $2,500,000.  Such amount has been established by Lender solely for the purposes of the Borrowings hereunder and under no circumstances shall be used for any other purpose, including, without limitation, by any Person or Governmental Authority as an admission, determination, or estimation of the value of the underlying liability to which such Additional Reserve relates.

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Compliance Certificate” means a certificate substantially in the form of Exhibit E delivered by the Vice President and Chief Financial Officer of Borrower to Lender.

“Assignee” has the meaning set forth in Section 14.1(a).

“Authorized Person” means any officer or employee of Borrower.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations and all sublimits and reserves then applicable hereunder).

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 4 percentage points.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past 6 years.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means Borrower’s and the Guarantors’ now owned or hereafter acquired books and records (including (a) all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, (b) all of Borrower’s and the Guarantors’ Records relating to their business operations or financial condition, and (c) all of their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Collateral” means all of each Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)         all of its Accounts,

(b)        all of its Books,

(c)         all of its commercial tort claims,

(d)        all of its Deposit Accounts,

(e)         all of its Equipment,

(f)           all of its General Intangibles,

(g)        all of its Inventory,

(h)        all of its Investment Property (including all of its securities and Securities Accounts),

(i)            all of its Real Property,

(j)            all of its Negotiable Collateral,

(k)         money or other assets of such Borrower that now or hereafter come into the possession, custody, or control of the Lender, and

(l)            the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Borrower Subordinated Debt” has the meaning set forth in Section 11.4.

“Borrowing” means a borrowing hereunder consisting of Advances.

“Borrowing Base” means, as of any date of determination, the lesser of:

(a)         $10,000,000 and

(b)        the result of:

(i)                                     70% multiplied by

(ii)                                  the Quick Sale Value of all Eligible Real Property, minus

(iii)                               the sum of

(A) outstanding Advances made to Borrower,

(B) the Contingent Reserve,

(C) the Environmental Reserve,

(D) in the event that the outstanding Advances equal or exceed $5,500,000, the Additional Reserve, and

(E) the aggregate amount of reserves (if any) established by Lender under Section 2.1(b).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, and (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets of, or the Capital Stock of, any other Person.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investor Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1, from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $100,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $250,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning set forth in Section 9.1(m)(i).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Lender, each of which is among Borrower or one of the Guarantors, Lender, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 9.1(m)(i).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors (other than Gabelli Funds, Inc. and Affiliates), or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Parent ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of the Guarantors extant as of the Closing Date.

“City National Bank” means City National Bank, a national banking association.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Lender sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Closing Date Business Plan” means the set of Projections of Parent for the 1 year period following the Closing Date (on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or the Guarantors in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or the Guarantors’ Books, Equipment, Inventory or other assets of Borrower or the Guarantors in each case, in form and substance reasonably satisfactory to Lender.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4(b).

“Contingent Reserve” means, as of any date of determination, the amount of reserves that Lender has established with respect to all contingent liabilities of Borrower and its Subsidiaries, including but not limited to, taxes, levies, imposts, duties, fees, assessments, penalties, interest and other charges related thereto imposed or assessed by any jurisdiction or by any political subdivision or taxing authority thereof or therein that is claimed by such taxing authority to be then due and owing to such taxing authority by Borrower or its Subsidiaries, which Contingent Reserve is subject to increase by Lender on a quarterly basis as of March 2004 by an amount equal to $150,000 (or a greater amount equal to the interest or other charges that Lender determines will accrue during the quarter subsequent to such date of determination), and which Contingent Reserve shall equal $0 at such time (and at all times thereafter) as (a) Borrower has delivered to Lender evidence satisfactory to Lender of payment in full settlement by Borrower or any of its Subsidiaries of taxes, levies, imposts, duties, fees, assessments, penalties, interest and other related charges imposed or assessed by the Internal Revenue Service or other taxing authority in connection with the Notice of Disallowance, and (b) Lender has obtained a Phase-I environmental report and a real estate survey satisfactory to Lender in its sole discretion, which shall be prepared by environmental consultants and surveyors designated by Lender, for each of the 5 parcels of Real Property Collateral located in California with the highest appraisal values as determined by Lender.  The Contingent Reserve shall initially equal $3,000,000.  Such amount has been established by Lender solely for the purposes of the Borrowings hereunder and under no circumstances shall be used for any other purpose, including, without limitation, by any Person or Governmental Authority as an admission, determination or estimation of the value of the underlying liability to which such Contingent Reserve relates.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement substantially in the form attached hereto as Exhibit D, in form and substance satisfactory to Lender, executed and delivered by Borrower or one of the Guarantors, Lender, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a Deposit Account.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Lender.

“Dollars” or “$” means United States dollars.

“Due Diligence Letter” means the due diligence letter sent by Lender’s counsel to Borrower, together with Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Lender.

“EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ consolidated net earnings (or loss), plus interest expense, income taxes, restructuring charges comprised of lease termination costs and exit costs related to the closing of shops, impairment write-downs for long-lived assets, and depreciation and amortization for such period, as determined in accordance with GAAP, minus extraordinary gains, interest income and gains from the disposition of fixed assets.

“Eligible Real Property” means, on any date of determination, Real Property (a) listed on Schedule E-1 or (b) for which Lender has received (i) an appraisal prepared in accordance with FIRREA and satisfactory to Lender in its sole discretion, which shall be prepared by an appraiser or appraisers designated by Lender, (ii) a preliminary title report satisfactory to Lender (iii) a Phase-I environmental report satisfactory to Lender in its sole discretion, which shall be prepared by an environmental consultant or consultants designated by Lender and (iv) for each parcel of Real Property located outside California, a real estate survey satisfactory to Lender in its sole discretion, which shall be prepared by a surveyor or surveyors designated by Lender.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total capital in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total capital in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total capital in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Lender.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower or its Subsidiaries, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC, § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials);

any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred by Borrower or its Subsidiaries as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Environmental Reserve” means, as of any date of determination, the amount of reserves the Lender has established for potential Environmental Liabilities and Costs with respect to Eligible Real Property.

“Environmental Risk Report” means (a) a copy of Borrower’s and its Subsidiaries’ written plans and procedures (if any) for compliance with all Environmental Laws, (b) a description of any release, discharge, disposal or improper storage of any Hazardous Materials by Borrower or any of its Subsidiaries on or affecting any Real Property and (c) Borrower’s estimate of the Environmental Liabilities and Costs and costs of other Remedial Actions that are then known or reasonably anticipated by Borrower with respect to any Real Property.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“ES Realty” has the meaning set forth in the preamble to this Agreement.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, as in effect from time to time.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrower and Lender, in form and substance reasonably satisfactory to Lender.

“FEIN” means Federal Employer Identification Number.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as in effect from time to time.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” means, collectively, the Material Guarantors and the Nonmaterial Guarantors.

“Guarantor Security Agreement” means one or more security agreements executed and delivered by each Guarantor in favor of Lender, in each case, in form and substance reasonably satisfactory to Lender.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Lender in form and substance reasonably satisfactory to Lender.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Inactive Subsidiary” means any Subsidiary of Parent (other than ES Realty) that is not a Guarantor.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) Capitalized Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower and each of its Subsidiaries and Lender, the form and substance of which is reasonably satisfactory to Lender.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions, purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices).

“Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“L/C” has the meaning set forth in Section 2.10(a).

“L/C Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.10(a).

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender’s Account” means the account identified in Schedule L-1.

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) reasonable fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower or its Subsidiaries, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower or any of its Subsidiaries, (h) Lender’s reasonable costs and expenses (including attorneys’ fees) paid or incurred by Lender in advising, structuring, drafting, reviewing, administering or amending the Loan Documents, and (i) Lender’s reasonable costs and expenses (including attorneys,’ accountants,’ consultants,’ and other advisors’ fees and expenses) paid or incurred by Lender in terminating, enforcing (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender’s Liens” means the Liens granted by Borrower and the Guarantors to Lender under this Agreement or the other Loan Documents.

“Lender-Related Person” means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Liquidity Event” means any (a) sale by Borrower of all or substantially all of its assets; (b)  merger, consolidation, reorganization or similar transaction by Borrower or any of the Guarantors with or into any other entity; (c) sale, exchange or other transfer by the holders of Stock of the Borrower representing more than 50% of the voting power of the Borrower; (d) sale, exchange or other transfer by Borrower of the Stock of any of the Guarantors representing more than 50% of the voting power of such Guarantors; or (e) recapitalization, refinancing or reclassification of the Stock of Borrower or the Guarantors.

“Loan Account” has the meaning set forth in Section 2.8.

“Loan Documents” means this Agreement, the Disbursement Letter, the Due Diligence Letter, the Fee Letter, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Officers’ Certificate and other certificates of Borrower and the Guarantors delivered to Lender hereunder, the Stock Pledge Agreement, the Trademark Security Agreement (Trademarks and Trademark Applications), the Revolving Credit Note and any other note or notes executed by Borrower in connection with this Agreement and payable to Lender, the UCC Filing Authorization Letter, and any other agreement entered into, now or in the future, by Borrower and Lender in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or the Guarantors; provided, however, that any taxes, levies, imposts, duties, fees, assessments, penalties, interest and other charges imposed or assessed by, but excluding any Liens in favor of, the Internal Revenue Service or other representative or taxing authority relating to the Notice of Disallowance shall not constitute a Material Adverse Change.

“Material Guarantor” means each of (a) Earl Scheib Automotive Paint Finishes, Inc., a Missouri corporation, (b) Earl Scheib of Arizona, Inc., an Arizona corporation, (c) Earl Scheib of California, Inc., a California corporation, (d) Earl Scheib of D.C., Inc., a District of Columbia corporation, (e) Earl Scheib of Hawaii, Inc., a California corporation, (f) Earl Scheib of Illinois, Inc., an Illinois corporation, (g) Earl Scheib of Indiana, Inc., an Indiana corporation, (h) Earl Scheib of Louisiana, Inc., a Louisiana corporation, (i) Earl Scheib of Maryland, Inc., a Maryland corporation, (j) Earl Scheib of Missouri, Inc., a Missouri corporation, (k) Earl Scheib of Nevada, Inc., a Nevada corporation, (l) Earl Scheib of New York, Inc., a New York corporation, (m) Earl Scheib of Pennsylvania, Inc., a Pennsylvania corporation, (n) Earl Scheib of Texas, Inc., a Texas corporation and (o) Earl Scheib of Virginia, Inc., a Virginia corporation.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Amount” means $10,000,000; provided, however, that until such time that the following conditions have been fulfilled, “Maximum Revolver Amount” means $5,500,000:

(a)         Lender has obtained a Phase-I environmental report satisfactory to Lender in its sole discretion, which shall be prepared by an environmental consultant or consultants designated by Lender, for (i) each of the 5 parcels of Real Property Collateral located in California with the highest appraisal values as determined by Lender and (ii) each parcel of Eligible Real Property located outside of California;

(b)       Lender has obtained a real estate survey satisfactory to Lender in its sole discretion, which shall be prepared by surveyor or surveyors designated by Lender, for each parcel of Real Property Collateral located outside of California;

(c)        Lender has obtained an appraisal prepared in accordance with FIRREA and satisfactory to Lender in its sole discretion, which shall be prepared by an appraiser or appraisers designated by Lender, for each parcel of Eligible Real Property located outside of California; and

(d)       satisfaction of the conditions set forth in Section 3.2(b).

“Monthly Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the Vice President and Chief Financial Officer of Borrower to Lender.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or the Guarantors in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral and the related improvements thereto.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Nonmaterial Guarantor” means each of (a) Each Scheib of Idaho, Inc., an Idaho corporation, (b) Earl Scheib of Colorado, Inc., a Colorado corporation, (c) Earl Scheib of Michigan, Inc., a Michigan corporation, (d) Earl Scheib of New Mexico, Inc., a New Mexico corporation, (e) Earl Scheib of New Jersey, Inc., a New Jersey corporation, (f) Earl Scheib of North Carolina, Inc., a North Carolina corporation, (g) Earl Scheib of Ohio, Inc., an Ohio corporation, (h) Earl Scheib of Oregon, Inc., an Oregon corporation, (i) Earl Scheib of South Carolina, Inc., a South Carolina corporation, (j) Earl Scheib of Utah, Inc., a Utah corporation, (k) Earl Scheib of Washington, Inc., a Washington corporation, (l) Earl Scheib of West Virginia, Inc., a West Virginia corporation, and (m) Precision Coatings, Inc., a Missouri corporation.

“Notice of Disallowance” means that certain Notice of Disallowance received by Parent from the Internal Revenue Service in February 1999.

“Obligations” means all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Officers’ Certificate” means a certificate executed by the Vice President and Chief Financial Officer of Borrower attesting to the accuracy, in all respects as of the date hereof, of the representations and warranties of officers form submitted by Lender to Borrower, together with Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Lender.

“Overadvance” has the meaning set forth in Section 2.4.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 14.1(e).

“Pay-Off Letter” means a letter, in form and substance reasonably satisfactory to Lender, from City National Bank to Lender respecting the amount necessary to repay in full all of the obligations of Parent owing to City National Bank and obtain a release of all of the Liens existing in favor of City National Bank in and to the assets of Parent.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) sales or other dispositions of the assets (including any Real Property) of Borrower or the Guarantors located in Tempe, Arizona; Bakersfield, California; Denver, Colorado; South Holland, Illinois; Baltimore, Maryland; Warren, Michigan; West Detroit, Michigan; Fayetteville, North Carolina; Cleveland, Ohio; Dayton, Ohio; Emsworth, Pennsylvania; Houston, Texas; Everett, Washington; Tacoma, Washington; and Charleston, West Virginia.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of the Guarantors effected in the ordinary course of business or owing to Borrower or any of the Guarantors as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or the Guarantors and (e) Investments in one or more of the Guarantors.

“Permitted Liens” means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation, unemployment insurance, or otherwise required by applicable social security legislation, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, any exceptions contained in the Mortgage Policies approved by Lender, and easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business, (m) additional Liens upon any assets of Borrower (excluding Real Property Collateral) created after the Closing Date not included in paragraphs (a) through (l), provided that the aggregate Indebtedness secured by such Lien and incurred on or after the Closing Date shall not exceed $500,000 in the aggregate at any one time outstanding, and (n) any extension, renewal or replacement of any of the foregoing.

“Permitted Protest” means the right of Borrower or any of the Guarantors to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or a Guarantor, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.  Without limiting the foregoing, each of the matters disclosed on Schedule P-2 shall be a Permitted Protest.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $300,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within

90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Quarterly Compliance Certificate” means a certificate substantially in the form of Exhibit C delivered by the Vice President and Chief Financial Officer of Borrower to Lender.

“Quick Sale Value” means, as of any date of determination, the amount of the net proceeds expected from the sale of Eligible Real Property as determined by an appraiser satisfactory to Lender.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or its Subsidiaries.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601 et seq.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Revolving Credit Note” means the promissory note substantially in the form of Exhibit B.

“Reynolds Overtime Claim” means that certain case entitled Reynolds Steve v. Scheib Calif Inc Earl, et al, civil case number BC 226353, filed with the Los Angeles Superior Court.

 “SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Solvent” means, with respect to any Person on a particular date, (a) at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts and (b) such Person is able to pay its debts as they become due.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Pledge Agreement” means a stock pledge agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower to Lender with respect to the pledge of Borrower’s Stock of its Subsidiaries.

“Subordinated Debt”  means Indebtedness of Borrower or any of its Subsidiaries that is subordinated to the Obligations in a manner satisfactory to Lender in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Tangible Net Worth” means, as of any date of determination, determined on a consolidated basis and in accordance with GAAP, the result of (a) Parent’s total stockholder’s equity, minus (b) the sum of (i) all Intangible Assets of Borrower and its Subsidiaries, (ii) all of Parent’s and its Subsidiaries’ prepaid expenses, and (iii) all amounts due to Parent and its Subsidiaries from their Affiliates.

“Tax Lien Analysis” means (a) a copy of all assessments, notices, correspondence or other documents received by Borrower or any of its Subsidiaries with respect to the Notice of Disallowance; (b) a written description from Borrower’s counsel describing the current status of any actions, discussions or negotiations between Borrower or its Subsidiaries and the Internal Revenue Service or other representative or taxing authority with respect to the Notice of Disallowance; (c) Borrower’s analysis of its and its Subsidiaries’ potential liability with respect to the Notice of Disallowance, which shall specifically include: (i) the aggregate amount of taxes, levies, imposts, duties, fees, assessments or related charges claimed to be owing, (ii) the aggregate amount of all penalties or related charges accrued or claimed to be accrued with respect to such taxes, levies, imposts, duties, fees, assessments or related charges, (iii) the aggregate amount of all interest or related charges accrued or claimed to be accrued with respect to such taxes, levies, imposts, duties, fees, assessments and penalties, (iv) the daily rate of accrual of penalties, if any, (v) the daily rate of accrual of interest, if any, and (vi) Borrower’s good faith estimate of the aggregate amount of all taxes, levies, imposts, duties, fees, assessments, penalties, interest and other charges related thereto then claimed to be owing from Borrower or its Subsidiaries, and the facts and assumptions on which Parent bases such good faith estimate; and (d) confirmation that the Internal Revenue Service or other representative or taxing authority has not obtained a Lien upon any of the Collateral; provided, however, that in the event that Borrower’s counsel advises Borrower in writing that disclosure of any specific information required to be provided or disclosed pursuant to (a) through (d) above would reasonably be expected to result in the waiver of attorney-client privilege, Borrower can redact from its Tax Lien Analysis only such privileged information.

“Taxes” has the meaning set forth in Section 16.5.

“Trademark Security Agreement (Trademarks and Trademark Applications)” means a grant of security of trademarks and trademark applications executed and delivered by Borrower or the Guarantors, as applicable, the form and substance of which is reasonably satisfactory to Lender.

“UCC Filing Authorization Letter” means a letter duly executed by Borrower and each Guarantor authorizing Lender to file appropriate financing statements on Form UCC-1 without the signature of Borrower or such Guarantor, as applicable, in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests purported to be created by the Loan Documents.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 16.8.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

1.2  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3  Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4  Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5  Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                   LOAN AND TERMS OF PAYMENT.

2.1  Revolver Advances

(a)         Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.

(b)        Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments or insurance premiums) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the

Collateral (other than any Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Lender’s Liens), which Lien or trust, in the Permitted Discretion of Lender, likely would have a priority superior to the Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(c)         Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(d)        Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2  Borrowing Procedures and Settlements.

(a)         Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 10:00 a.m. (California time) on a Business Day) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day.  At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time.  In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

(b)        Making of Advances.  If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds to Borrower’s Designated Account.

2.3  Payments.

(a)         Payments by Borrower.  Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account for the account of the Lender and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein.  Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fees shall continue to accrue until such following Business Day.

(b)        Application of Payments.

(i)                                     All payments shall be remitted to Lender and all such payments, and all proceeds of Collateral received by Lender, shall be applied as follows:

(A) first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

(B) second, to pay any fees then due to Lender under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of the Advances until paid in full,

(D) fourth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(E) fifth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Lender, to be held by Lender as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

(F) sixth, if an Event of Default has occurred and is continuing, to pay any other Obligations, and

(G) seventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)                                  In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.3(b) shall not apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iii)                               For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(iv)                              In the event of a direct conflict between the priority provisions of this Section 2.3(b) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(b) shall control and govern.

2.4  Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrower to Lender pursuant to Section 2.1 or Section 2.10 is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.10, as applicable (an “Overadvance”), Borrower immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b), but subject to Section 2.3(b)(ii).  In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.5  Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)         Interest Rates.  Except as provided in clause (c) below, all Obligations (except for reimbursement obligations relating to undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)        Letter of Credit Fee.  Borrower shall pay Lender a Letter of Credit fee (in addition to the usage charge set forth in Section 2.10(d) and any potential charges, commissions, fees, and costs contemplated by Section 2.10(e)) which shall accrue at a rate equal to 4% per annum times the Daily Balance of the Letter of Credit Usage.

(c)         Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender),

(i)                                     all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)                                  the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)        Payment.  Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or obligation to extend credit hereunder are outstanding.  Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.10(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.9 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrower’s Loan

Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e)         Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)           Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6  Crediting Payments.  The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 11:00 a.m. (California time).  If any payment item is received into the Lender’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.7  Designated Account.  Lender is authorized to make the Advances, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.5(d).  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder.  Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

2.8  Maintenance of Loan Account; Statements of Obligations.  Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower’s account, the Letters of Credit issued by Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses.  In accordance with Section 2.6, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account.  Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 60 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.9  Fees.  Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a)         Unused Line Fee.  On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to .25% per annum times the result of (i) the lesser of the Maximum Revolver Amount or $8,000,000, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

(b)        Fee Letter Fees.  As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

(c)         Audit, Appraisal, and Valuation Charges.  Audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Lender, and (ii) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrower or its Subsidiaries, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation; provided, however, that absent the occurrence and continuation of a Default or Event of Default, Lender shall not perform more than 4 financial audits during any calendar year.

2.10  Letters of Credit

(a)                                  Subject to the terms and conditions of this Agreement, Lender agrees to issue stand-by letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to stand-by letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower.  To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand-deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking.  If requested by Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.  Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i)                                     the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, or

(ii)                                  the Letter of Credit Usage would exceed $5,000,000, or

(iii)                               the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

Borrower and Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support or replace letters of credit that already are outstanding as of the Closing Date.  Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.5.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

(b)        Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys’ fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender.  Borrower agrees to be bound by the Underlying Issuer’s regulations of any Underlying Letter of Credit, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, other than with respect to Lender in its capacity as issuer of an L/C.  Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer.  Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys’ fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender.

(c)         Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(d)        Any and all charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Lender for the account of Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(e)         If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)                                  there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Lender shall be entitled to payments from Borrower pursuant to this Section 2.10(e) only if it makes a similar demand on, and receives similar payments from, its borrowers generally.  The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.11  Capital Requirements.  If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof.  Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return on capital as and when such reduction is determined, payable within 90 days after presentation by Lender to Borrower of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error); provided, however, that Lender shall be entitled to payments from Borrower pursuant to this Section 2.11 only if it makes a similar demand on, and receives similar payments from, its borrowers generally.  In determining such amount, Lender may use any reasonable averaging and attribution methods.

2.12        Joint and Several Liability of Borrower.

(a)                             Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.

(b)                            Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.12), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrower without preferences or distinction among them.

(c)                             If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrower will make such payment with respect to, or perform, such Obligation.

(d)                            The Obligations of each Person composing Borrower under the provisions of this Section 2.12 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement against any other Person composing Borrower or any other circumstances whatsoever.

(e)                             Except as otherwise expressly provided in this Agreement, each Person composing Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except, in each case, as otherwise provided in this Agreement).  Each Person composing Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Person composing Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any other Person composing Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.12 afford grounds for terminating, discharging or relieving any other Person composing Borrower, in whole or in part, from any of its Obligations under this Section 2.12, it being the intention of each Person composing Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrower under this Section 2.12 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Person composing Borrower under this Section 2.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Person composing Borrower or Lender.  The joint and several liability of the Persons composing Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrower or Lender.

(f)                               Each Person composing Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of each other Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Person composing Borrower further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Person composing Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                            Each of the Persons composing Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(h)                            Each of the Persons composing Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property.  This means, among other things:

(i)                                     Lender may collect from such Borrower without first foreclosing on any Collateral pledged by each other Borrower.

(ii)                                  If Lender forecloses on any Real Property Collateral pledged by Borrower:

(A) The amount of the Obligations may be reduced only by the price for which that Real Property Collateral is sold at the foreclosure sale, even if such Real Property Collateral is worth more than the sale price.

(B) Lender may collect from such Borrower even if Lender, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from each other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i)                                The provisions of this Section 2.12 are made for the benefit of Lender and its successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrower as often as occasion therefor may arise and without requirement on the part of Lender, successor, or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrower or to exhaust any remedies available to it or them against any of the other Persons composing Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.12 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrower, or otherwise, the provisions of this Section 2.12 will forthwith be reinstated in effect, as though such payment had not been made.

(j)                                Each of the Persons composing Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full.

Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)                             Each of the Persons composing Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Lender, and such Borrower shall deliver any such amounts to Lender for application to the Obligations in accordance with Section 2.3(b).

3.                   CONDITIONS; TERM OF AGREEMENT.

3.1  Conditions Precedent to the Initial Extension of Credit.  The obligation of Lender to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

(a)        the Closing Date shall occur on or before August 6, 2003;

(b)       Lender shall have received a UCC Filing Authorization Letter, duly executed by Borrower and each Guarantor, together with appropriate financing statements on Form UCC-1, duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;

(c)        Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

(i)                              the Revolving Credit Note,

(ii)                           the Disbursement Letter,

(iii)                        the Due Diligence Letter,

(iv)                       the Fee Letter,

(v)                          the Guarantor Security Agreement,

(vi)                       the Guaranty,

(vii)                    the Intercompany Subordination Agreement,

(viii)                 the Mortgages for all parcels of Real Property Collateral,

(ix)                         the Officers’ Certificate,

(x)                            the Stock Pledge Agreement and, to the extent such shares of Stock are certificated, all certificates representing the shares of Stock pledged thereunder, as well as stock powers with respect thereto endorsed in blank,

(xi)                         the Trademark Security Agreement (Trademarks and Trademark Applications), and

(xii)                      the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination of the Liens of City National Bank in and to the properties and assets of Parent.

(d)       Lender shall have received a certificate from the Secretary of Parent attesting to the resolutions of Parent’s Board of Directors authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which Parent is a party and authorizing specific officers of Parent to execute the same;

(e)        Lender shall have received a certificate from the Secretary of ES Realty attesting to the resolutions of ES Realty’s Board of Directors authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which ES Realty is a party and authorizing specific officers of ES Realty to execute the same;

(f)          Lender shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of each Borrower;

(g)       Lender shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(h)       Lender shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(i)           Lender shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

(j)           Lender shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

(k)        Lender shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that Guarantor is in good standing in such jurisdiction;

(l)           Lender shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

(m)     Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.7, the form and substance of which shall be satisfactory to Lender;

(n)       Lender shall have received a Collateral Access Agreement with respect to the following location: Parent’s headquarters located at 15206 Ventura Boulevard, Suite 200, Sherman Oaks, California 91403;

(o)       Lender shall have received an opinion of Borrower’s counsel in form and substance reasonably satisfactory to Lender;

(p)       Lender shall have received reasonably satisfactory evidence (including a certificate of the Vice President and Chief Financial Officer of Borrower) that all tax returns required to be filed by Borrower and its Subsidiaries have been timely filed and all taxes upon Borrower and its Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest and Lender shall be satisfied, in its Permitted Discretion, with the contents and conclusions of Borrower’s Tax Lien Analysis;

(q)       Lender shall have completed its business, legal, and Collateral due diligence, including a collateral audit and review of Borrower’s and its Subsidiaries books and records and verification of Borrower’s representations and warranties to Lender, the results of which shall be reasonably satisfactory to Lender;

(r)          Lender shall have received completed reference checks with respect to Borrower’s senior management, the results of which are satisfactory to Lender in its sole discretion;

(s)        Lender shall have received the consolidated balance sheet of Parent and its Subsidiaries, prepared in accordance with GAAP, and dated April 30, 2003;

(t)          Lender shall have received Parent’s Closing Date Business Plan, together with a certificate of the Vice President and Chief Financial Officer of Parent certifying such Closing Date Business Plan as being such officer’s good faith best estimate of the financial performance of Parent during the period covered thereby;

(u)       Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(v)       Lender shall have received, for no fewer than 16 parcels of Eligible Real Property located in California (i) appraisals prepared in accordance with FIRREA and satisfactory to Lender and (ii) mortgage title insurance policies issued by a title insurance company satisfactory to Lender (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Lender assuring Lender that the Mortgages on such Eligible Real Property are valid and enforceable first priority mortgage Liens on such Eligible Real Property free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Lender;

(w)     Lender shall have received, for no fewer than 16 parcels of Eligible Real Property located in California, a Phase-I environmental report satisfactory to Lender in its sole discretion;

(x)         Lender shall have received copies of each of the Environmental Risk Report and the Tax Lien Analysis, together with a certificate of the Secretary of Parent certifying each such document as being a true, correct, and complete copy thereof;

(y)       Borrower and each of the Guarantors shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or the Guarantors of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(z)         all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

3.2  Conditions Subsequent to the Initial Extension of Credit.  The obligation of Lender to continue to make Advances (or otherwise extend credit) hereunder is subject to the fulfillment, on or before the date applicable thereto, of the following conditions subsequent (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

(a)        within 30 days after the Closing Date, deliver to Lender certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.7, the form and substance of which shall be satisfactory to Lender and its counsel; and

(b)       Lender shall have completed its business, legal and Collateral due diligence within 60 days after the Closing Date to Lender’s satisfaction.

3.3  Conditions Precedent to all Extensions of Credit.  The obligation of Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)        All of the conditions subsequent set forth in Section 3.2 have been fulfilled;

(b)       the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date or dates);

(c)        no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(d)       no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates;

(e)        no Material Adverse Change shall have occurred; and

(f)          no Lien has been filed in favor of the Internal Revenue Service or other representative or taxing authority in connection with the Notice of Disallowance that purports to encumber any of the Collateral; provided, however, that in the event such a Lien has been filed, Lender may, in its sole discretion, make Advances to Borrower solely for the purpose of satisfying the obligations secured by such Lien.

3.4  Term.  This Agreement shall continue in full force and effect for a term ending on August 6, 2005 (the “Maturity Date”).  The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5  Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand (including either (a) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (b) causing the original Letters of Credit to be returned to Lender).  No termination of this Agreement, however, shall relieve or discharge Borrower or the Guarantors of their duties, Obligations, or covenants hereunder, and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and Lender’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full and Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

3.6  Early Termination by Borrower.  Borrower has the option, at any time upon 30 days’ prior written notice to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including either (a) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (b) causing the original Letters of Credit to be returned to Lender) in full.  If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender’s obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations (including either (y) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (z) causing the original Letters of Credit to be returned to Lender) in full, on the date set forth as the date of termination of this Agreement in such notice.

4.                   CREATION OF SECURITY INTEREST.

4.1  Grant of Security Interest.  Each Borrower hereby grants to Lender for the benefit of Lender a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by each Borrower of each of its covenants and duties under the Loan Documents.  The Lender’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Lender or Borrower.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Borrower Collateral.

4.2  Negotiable Collateral.  In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Lender determines in its Permitted Discretion that perfection or priority of Lender’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

4.3  Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrower that Borrower’s Accounts, chattel paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect Borrower’s Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account.  Each Borrower agrees that at any time after the occurrence and during the continuation of an Event of Default, it will hold in trust for Lender, as Lender’s trustee, any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections to Lender or a Cash Management Bank (if applicable) in their original form as received by such Borrower or its Subsidiaries.

4.4  Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)        Each Borrower authorizes Lender to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed by or on behalf of Lender without the signature of Borrower prior to the date hereof.

(b)       If Borrower or the Guarantors acquire any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Lender, pursuant to which Borrower or the Guarantors, as applicable, shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c)        At any time upon the request of Lender, Borrower shall execute or deliver to Lender, and shall cause the Guarantors to execute or deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Lender may request in its Permitted Discretion, in form and substance satisfactory to Lender, to create, perfect and continue perfected or to better perfect the Lender’s Liens in the assets of Borrower and the Guarantors (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents, subject in each case to all Permitted Liens.  To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office.  In addition, on such periodic basis as Lender shall require, Borrower shall (i) provide Lender with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower or the Guarantors during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower or the Guarantors that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s or the applicable Guarantor’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

4.5  Power of Attorney.  Each Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as such Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) at any time that an Event of Default has occurred and is continuing, send requests for verification of any of the Borrower’s or the Guarantors’ Accounts, (d) at

any time that an Event of Default has occurred and is continuing, endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting any of the Borrower’s or the Guarantors’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable in its Permitted Discretion, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary in its Permitted Discretion.  The appointment of Lender as each Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligations to extend credit hereunder are terminated.

4.6  Right to Inspect.  Lender  and its officers, employees, or agents shall have the right, from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and the Guarantors’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7  Control Agreements.  Borrower agrees that it will not, and will not permit the Guarantors to, transfer assets out of any of their Deposit Accounts or Securities Accounts; provided, however, that so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower and the Guarantors may use the assets in the Deposit Accounts or Securities Accounts (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents.  At any time that an Event of Default has occurred and is continuing, Borrower agrees that it will and will cause the Guarantors to take any or all reasonable steps that Lender requests in order for Lender to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights, including, without limitation, entering into a Control Agreement with Lender and the applicable bank or securities intermediary.  No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Lender.  Upon the occurrence and during the continuance of an Event of Default, Lender may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender’s Account.

5.                   REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, each Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement, provided that, with respect to those Guarantors that are Nonmaterial Guarantors, such representations and warranties are given to the Borrower’s best knowledge:

5.1  No Encumbrances.  Each Borrower and the Guarantors have good and indefeasible title to their personal property assets and good and marketable title to their Real Property, in each case, free and clear of Liens except for Permitted Liens.

5.2  State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims.

(a)                                  The jurisdiction of organization of each Borrower and each Guarantor is set forth on Schedule 5.2(a).

(b)                                 The chief executive office of each Borrower and each Guarantor is located at the address indicated on Schedule 5.2(b).

(c)                                  Each Borrower’s and each Guarantor’s FEIN and organizational identification number, if any, are identified on Schedule 5.2(c).

(d)                                 As of the Closing Date, each Borrower and each Guarantor does not hold any commercial tort claims, except as set forth on Schedule 5.2(d).

5.3  Due Organization and Qualification; Subsidiaries; Stock.

(a)        Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b)       Set forth on Schedule 5.3(b) is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.  ES Realty does not have any Subsidiaries.

(c)        Except as set forth on Schedule 5.3(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.4  Due Authorization; No Conflict.

(a)        The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b)       The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of each Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of either Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of either Borrower, other than Permitted Liens, or (iv) require any approval of either Borrower’s stockholders or any approval or consent of any Person under any material contractual obligation of either Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)        Other than the filing of financing statements, and the recordation of the Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority other than consents or approvals that have been obtained and that are still in force and effect.

(d)       This Agreement and the other Loan Documents to which either Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)        The Lender’s Liens are validly created and, upon filing of the appropriate financing statements or Mortgages, will be perfected, first priority Liens in the Collateral in favor of Lender, securing, in accordance with the terms and conditions of the Loan Documents, the Obligations, subject only to Permitted Liens.

(f)          The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

(g)       The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s stockholders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

(h)       Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority other than consents or approvals that have been obtained and that are still in force and effect.

(i)           The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.5  Litigation.  Other than those matters disclosed on Schedule 5.5, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), (b) matters existing as of the Closing Date and claiming an amount that does not exceed, in the aggregate, $150,000, and (c) matters arising after the Closing Date that, if decided adversely to Borrower, or any of its Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.6  No Material Adverse Change.  All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change with respect to Borrower and its Subsidiaries since the date of the latest financial statements submitted to Lender on or before the Closing Date.

5.7  Fraudulent Transfer.

(a)        Borrower and each of the Guarantors is Solvent and, immediately following execution and delivery of the Loan Documents by Borrower and the Guarantors, and immediately following the Closing Date, each Borrower and each of the Guarantors will be Solvent.

(b)       No transfer of property is being made by Borrower or the Guarantors and no obligation is being incurred by Borrower or the Guarantors in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or the Guarantors.

5.8  Employee Benefits; Labor Relations.

(a)        None of Borrower, the Guarantors, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

(b)       Except as set forth on Schedule 5.8(b), no employee of Borrower is presently a member of a unit of employees represented by a labor union.

5.9  Environmental Condition.  Except as set forth on Schedule 5.9, (a) to Borrower’s knowledge, none of Borrower’s or the Guarantors’ assets has ever been used by Borrower, the Guarantors, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s or the Guarantors’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any of the Guarantors has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or the Guarantors and (d) neither Borrower nor the Guarantors has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by

Borrower or the Guarantors resulting in the releasing or disposing of Hazardous Materials into the environment.

5.10  Brokerage Fees.  Neither Borrower nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by Borrower or its Subsidiaries in connection herewith.

5.11  Intellectual Property.  Borrower and the Guarantors own, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of their business as currently conducted.  Attached hereto as Schedule 5.11 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower or one of the Guarantors is the owner or is an exclusive licensee.

5.12  Leases.  Borrower and the Guarantors enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating.  All of such leases are valid and existing and no material default by Borrower or the Guarantors exists under any of them.

5.13  Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.13 is all of Borrower’s and the Guarantors’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.14  Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent, with respect to Borrower’s and its Subsidiaries’ future performance for the periods covered thereby, Borrower’s good faith estimates and reasonable assumptions, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.15  Indebtedness.  Set forth on Schedule 5.15 is a true and complete list of all Indebtedness of Borrower and the Guarantors outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.16  Inactive Subsidiaries.  None of the Inactive Subsidiaries own any assets, sell any products, provide any services, receive any earnings or otherwise conduct any business.

6.                   AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

6.1  Accounting System.  Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Real Property Collateral that contain information as from time to time reasonably may be requested by Lender.

6.2  Collateral Reporting.  Provide Lender with the following documents at the following times in form satisfactory to Lender:

5 Days from the Date of Occurrence

(a) with respect to the Notice of Disallowance, until such time that Lender has received evidence satisfactory to Lender that such matter is fully and finally settled and resolved and Borrower or its Subsidiaries have no further monetary or other obligations, Borrower shall provide to Lender a detailed report describing any significant developments;

(b) a detailed report regarding any changes to Borrower’s Environmental Risk Report, including a description of any Environmental Actions, Environmental Liens or violations of any Environmental Laws by or affecting Borrower, any of its Subsidiaries, or any Real Property; and

(c) a detailed report regarding any significant changes in the current status of Borrower’s efforts to obtain a Liquidity Event, including the most likely Liquidity Event outcome.

Monthly (not later than 30 days after the end of each month, unless otherwise indicated)	(d) a detailed calculation of the Borrowing Base; (e) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable and any book overdraft.

Quarterly (not later than 45 days after the end of each fiscal quarter)

(f) a report regarding Borrower’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes; and

(g) a detailed report regarding all real property tax payments made by Borrower for the quarter most recently ended.

Upon request by Lender	(h) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Lender may request.

6.3  Financial Statements, Reports, Certificates.  Deliver to Lender:

(a)        as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower’s fiscal quarters) after the end of each month during each of Borrower’s fiscal years,

(i)                                   a company prepared consolidated balance sheet and income statement covering Borrower’s and its Subsidiaries’ operations during such period;

(ii)                                a Monthly Compliance Certificate signed by the Vice President and Chief Financial Officer of Parent to the effect that:

(A) the financial statements delivered at any quarter end hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and all financial statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

(B) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

(C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto),

(iii)                             unaudited, unit-level profit and loss statements for such month, for each operating shop of each Borrower and Guarantor, in each instance indicating whether it is owned or leased,

(b)       as soon as available, but in any event within 45 days after the end of each of Borrower’s fiscal quarters, for each quarter that is the date on which a financial covenant in Section 7.15 is to be tested, a Quarterly Compliance Certificate signed by the Vice President and Chief Financial Officer of Parent demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.15,

(c)        as soon as available, but in any event within 30 days prior to the start of each of Borrower’s fiscal years, copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its sole discretion, for the forthcoming fiscal year, quarter by quarter, and an Annual Compliance Certificate signed by the Vice President and Chief Financial Officer of Parent as being such officers’ good faith best estimate of the financial performance of Borrower and its Subsidiaries during the period covered thereby,

(d)       as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(i)                                   financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(ii)                                a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.15,

(e)        within 2 Business Days of filing by Borrower,

(i)                                   Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)                                any other filings made by Borrower with the SEC,

(iii)                             copies of Borrower’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)                            any other information that is provided by Borrower to its shareholders generally,

(f)          if and when filed by Borrower or its Subsidiaries and as requested by Lender, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) Borrower or its Subsidiaries conducts business or is required to pay any such excise tax, (ii) where Borrower’s or its Subsidiaries’ failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower or its Subsidiaries, or (iii) where Borrower’s or its Subsidiaries’ failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(g)       as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

(h)       promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which, if determined adversely to Borrower or such Subsidiary, reasonably could be expected to result in a Material Adverse Change, and

(i)           upon the request of Lender, any other report reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower.  Borrower agrees to cooperate with Lender to allow Lender to consult with its independent certified public accountants if Lender reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Lender and to release to Lender whatever financial information concerning Borrower Lender reasonably may request.

6.4  Guarantor Reports.  Cause each Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Lender, but only to the extent such Guarantor’s financial statements are not consolidated with Borrower’s financial statements, and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

6.5  Maintenance of Properties.  Maintain and preserve all of its properties which are necessary to or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder.

6.6  Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, except to the extent that the validity of such payment or deposit shall be the subject of a Permitted Protest, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower and its Subsidiaries have made such payments or deposits.

6.7  Insurance.

(a)        At Borrower’s expense, maintain insurance respecting its and the Guarantors’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver copies of all such policies to Lender with a satisfactory lender’s loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason other than nonpayment of premium and 10 days prior written notice to Lender in the event of cancellation of the policy for nonpayment of premium.

(b)       With respect to any losses claimed under any insurance policies set forth in Section 6.7(a) in excess of $100,000 (or in any amount after the occurrence and during the continuation of an Event of Default), (i) Borrower shall give Lender prompt notice of any such loss and (ii) Lender shall have the exclusive right to adjust any such losses claimed, without any liability to Borrower whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c)        Borrower will not and will not suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.7, unless Lender is included thereon as named insured with the loss payable to Lender under a lender’s loss payable endorsement or its equivalent.  Borrower immediately shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

6.8  Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.9  Existence.  At all times preserve and keep in full force and effect Borrower’s and the Guarantors’ valid existence and good standing and any rights and franchises material to their businesses.

6.10  Environmental.

(a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Lender with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii)  commencement of any Environmental Action against Borrower or its Subsidiaries or notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.11  Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or, modifying this Agreement or any of the Schedules hereto.

6.12  Formation of Subsidiaries.  At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to

Lender a joinder to the Guaranty and the Guarantor Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate UCC-1 financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender, and (c) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

7.                   NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

7.1  Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)          Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)         Indebtedness set forth on Schedule 5.15,

(c)          Permitted Purchase Money Indebtedness,

(d)         Indebtedness of Subsidiaries of Borrower to Borrower or to the Guarantors,

(e)          refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(f)            obligations related to the financing of premium payments for existing or hereafter acquired insurance policies,

(g)         endorsement of instruments or other payment items for deposit,

(h)         Indebtedness composing Permitted Investments, and

(i)             Indebtedness not included in (a) through (h) above, including Subordinated Debt, which does not exceed, at any time, in the aggregate, the sum of $250,000.

7.2  Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3  Restrictions on Fundamental Changes.

(a)          Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(b)         Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)          Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.4  Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (a) any of Borrower’s or the Material Guarantors’, assets or (b) any of the Nonmaterial Guarantors’ assets that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change.

7.5  Change Name.  Change Borrower’s or any of its Subsidiaries’ names, FEINs, organizational identification number, state of organizational or organization identity; provided, however, that Borrower or any of its Subsidiaries may change their names upon at least 30 days’ prior written notice to Lender of such change and so long as, at the time of such written notification, Borrower or its Subsidiaries provides any financing statements necessary to perfect and continue perfected the Lender’s Liens.

7.6  Nature of Business.  Make any change in the principal nature of its or their business.

7.7  Prepayments and Amendments.

Except in connection with a refinancing permitted by Section 7.1(e),

(a)          prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or the Guarantors, other than the Obligations in accordance with this Agreement, or

(b)         directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing  or concerning Indebtedness permitted under Section 7.1(b) or (c).

7.8  Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9  Distributions.  Make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of Borrower’s Stock, of any class, whether now or hereafter outstanding.

7.10  Accounting Methods.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s or its Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Borrower’s and its Subsidiaries’ financial condition.

7.11  Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that at any time an Event of Default has occurred and is continuing, Borrower and its Subsidiaries shall not have Permitted Investments in the Deposit Accounts or Securities Accounts in an aggregate amount in excess of $750,000 outstanding at any one time unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish)

the Lender’s Liens in such Permitted Investments.  At any time an Event of Default has occurred and is continuing, subject to the foregoing proviso, Borrower shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Lender shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

7.12  Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for intercompany transactions related to rent charges, occupancy expenses, or the furnishing of products and materials,  transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

7.13  Suspension.  With respect to Borrower or the Guarantors, suspend or go out of a substantial portion of its or their business.

7.14  Use of Proceeds.  Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby (including, without limitation, Lender Expenses), (b) for payment in full settlement of taxes, levies, imposts, duties, fees, assessments, penalties, interest and other related charges imposed or assessed by the Internal Revenue Service in connection with the Notice of Disallowance in an amount not to exceed $1,500,000, provided that the Internal Revenue Service has accepted Borrower’s Offer In Compromise, (c) to replace any letters of credit for the account of Borrower existing as of the Closing Date, (d) for payment in full of any final judgment or settlement of the Reynolds Overtime Claim in an amount not to exceed $1,200,000 and (e) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.15  Financial Covenants.

(a)          Fail to maintain or achieve:

(i)                                     Minimum EBITDA.  EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$(50,000)	For the quarter ending July 31, 2003

$(200,000)	For the quarter ending October 31, 2003

$(1,050,000)	For the quarter ending January 31, 2004

$50,000	For the quarter ending April 30, 2004

$50,000	For the quarter ending July 31, 2004

To be determined by Lender in its sole discretion upon receipt of the Projections for the forthcoming fiscal year in accordance with Section 6.3(c)	For each subsequent quarter thereafter

(ii)                                  Tangible Net Worth.  Tangible Net Worth of at least the required amount set forth in the following table,  measured  as of the applicable date set forth opposite thereto:

Applicable Amount	Applicable Date

$5,900,000	July 31, 2003

$5,200,000	October 31, 2003

$3,900,000	January 31, 2004

$3,500,000	April 30, 2004

$3,500,000	July 31, 2004

To be determined by Lender in its sole discretion upon receipt of the Projections for the forthcoming fiscal year in accordance with Section 6.3(c)	For each subsequent applicable date thereafter

(b)         Make:

(i)                                     Capital Expenditures.  Capital expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2004	Fiscal Year 2005	Fiscal Year 2006
$250,000	$250,000	$250,000

7.16  Deferred Compensation.  Make, directly or indirectly, any payment in respect of any liability of Borrower or its Subsidiaries for deferred compensation in excess of $270,000 per year.

7.17  Inactive Subsidiaries.  Permit any of the Inactive Subsidiaries to own any assets, sell any products, provide any services, receive any earnings or otherwise conduct any business.

8.                   EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1  If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

8.2  If Borrower fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contains in Sections 3.2, 4.2, 4.4, 4.6, 6.7, 6.9, 6.12 or 7.1 through 7.17 of this Agreement;

8.3  If Borrower fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contains in Sections 4.5, 6.2, 6.3, 6.5, 6.6 or 6.11 of this Agreement and such failure continues for a period of 5 Business Days;

8.4  If Borrower fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days;

;provided that, during any period of time that any such failure or neglect referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default, Lender shall be relieved of its obligation to extend credit hereunder;

8.5  If any material portion of Borrower’s or any of the Guarantors’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.6  If an Insolvency Proceeding is commenced by Borrower or any of the Guarantors;

8.7  If an Insolvency Proceeding is commenced against Borrower, or any of the Guarantors, and any of the following events occur:  (a) Borrower or such Guarantor consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of the Guarantors, or (e) an order for relief shall have been entered therein;

8.8  If Borrower or any of the Guarantors is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.9  Other than in connection with the Notice of Disallowance, if (a) a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any of the Guarantors’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any of the Guarantors’ assets and the same is not paid before such payment is delinquent, and (b) the amount of Indebtedness secured by such Lien exceeds $25,000;

8.10  If one or more judgments or other claims involving in excess of:

(a)          $1,000,000, if such judgments or other claims do not involve either the Reynolds Overtime Claim or the Notice of Disallowance,

(b)         $2,500,000, if such judgments or other claims involve the Reynolds Overtime Claim but do not involve the Notice of Disallowance,

(c)          $3,000,000, if such judgments or other claims involve the Notice of Disallowance but do not involve the Reynolds Overtime Claim, or

(d)         $5,000,000, if such judgments or other claims involve the Notice of Disallowance and the Reynolds Overtime Claim;

in the aggregate over the amount of any insurance proceeds and exclusive of any amount of such judgment satisfied by the issuance of consideration that does not consist of cash or cash equivalents, becomes a Lien or encumbrance upon any of Borrower’s or any of the

Guarantors’ assets and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by Borrower or any of the Guarantors;

8.11  If there is a default in any material agreement to which Borrower or any of the Guarantors is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or the Guarantors’ obligations thereunder, or to terminate such agreement;

8.12  If Borrower or any of the Guarantors makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.13  If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to Lender by Borrower, the Guarantors, or any officer, employee, agent, or director of Borrower or any of the Guarantors;

8.14  If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or if the obligation of any Guarantor thereunder is limited or terminated by such Guarantor;

8.15  If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

8.16  Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any of the Guarantors, or a proceeding shall be commenced by Borrower or any of the Guarantors, or by any Governmental Authority having jurisdiction over Borrower or any of the Guarantors seeking to establish the invalidity or unenforceability thereof, or Borrower or any of the Guarantors, shall deny that Borrower or the Guarantors has any liability or obligation purported to be created under any Loan Document.

9.                   LENDER’S RIGHTS AND REMEDIES.

9.1  Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrower:

(a)          Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)         Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

(c)          Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;

(d)         Settle or adjust disputes and claims directly with Borrower’s Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(e)          Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Borrower Collateral.  Borrower agrees to assemble the Borrower Collateral if Lender so requires, and to make the Borrower Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties.  Borrower authorizes Lender to enter the premises where the Borrower Collateral is located, to take and maintain possession of the Borrower Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with the Lender’s Liens in and to the Borrower Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor.  With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)            Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(g)         Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender to secure the repayment in full of all of the Obligations;

(h)         Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral.  Borrower hereby grants to Lender a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower

Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(i)             Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable.  It is not necessary that the Borrower Collateral be present at any such sale;

(j)             Lender shall give notice of the disposition of the Borrower Collateral as follows:

(i)                                     Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale, the time on or after which the private sale or other disposition is to be made; and

(ii)                                  The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(k)          Lender may credit bid and purchase at any public sale;

(l)             Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(m)                        (i) Provided that Borrower is given an additional 15 days to cure any Event of Default (over and above any cure periods set forth in Article 8) and such Event of Default nevertheless continues on the 16th day, Lender may require Borrower and each of the Guarantors to (y) establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks set forth on Schedule 9.1(m)(i) (each, a “Cash Management Bank”), and to request in writing and otherwise take such reasonable steps to ensure that all of Borrower’s and the Guarantors’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (z) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Cash Management Bank) into a bank account in Lender’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(ii)                                  At such time as cash management services are established pursuant to (i) above, each Cash Management Bank shall establish and maintain Cash Management Agreements with Lender and Borrower or one of the Guarantors, in form and substance reasonably acceptable to Lender.  Each such Cash Management Agreement shall provide, among other things, that (x) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Lender, (y) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (z) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Lender’s Account.

(iii)                               So long as no Event of Default has occurred and is continuing, Borrower may amend Schedule 9.1(m)(i) to add or replace a Cash Management Bank; provided, however, that such prospective Cash Management Bank shall be satisfactory to Lender and Lender shall have consented in writing in advance to the opening of a Cash Management Account with the prospective Cash Management Bank.  Borrower (or the Guarantors, as applicable) shall close any of its Cash Management Accounts (and establish replacement Cash Management Accounts) promptly and in any event within 30 days of notice from Lender that the creditworthiness of any Cash Management Bank is no longer acceptable in Lender’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Lender’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Lender’s reasonable judgment.

(iv)                              If and when created, the Cash Management Accounts shall be cash collateral accounts, with all cash, checks, and similar items of payment in such accounts securing payment of the Obligations, and at such time, Borrower will grant a Lien in such Cash Management Accounts to Lender.

(n)         Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; provided, however, that upon the occurrence of any Event of Default described in Section 8.6 or Section 8.7, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender, the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan

Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2  Remedies Cumulative.  The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.            TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower’s Loan Account as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Lender deems prudent.  Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.  Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.            WAIVERS; INDEMNIFICATION; SUBORDINATION.

11.1  Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

11.2  Lender’s Liability for Collateral.  Borrower hereby agrees that:  (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

11.3  Indemnification.  Each Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and the Guarantors’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.4  Subordination.  Each Borrower hereby absolutely subordinates, both in right of payment and in time of payment, any and all present or future obligations and liabilities of each Borrower owing to the other Borrower (“Borrower Subordinated Debt”) to the prior payment in full of the Obligations, whether or not such Borrower Subordinated Debt constitutes or arises out of any subrogation, reimbursement, contribution, indemnity or similar right attributable to this Agreement.  At any time a Default or Event of Default has occurred and is continuing, no payment or distribution of assets of either Borrower of any kind or character, whether in cash, securities or other property, shall be made on or with respect to the Borrower Subordinated Debt prior to the payment in full of the Obligations.  If, at any time a Default or Event of Default has occurred and is continuing, whether or not at Lender’s request, a Borrower shall receive, prior to payment in full of all Obligations, payment of any sum from the other Borrower upon the Borrower Subordinated Debt, any such sum shall be received by such Borrower as trustee for Lender and shall forthwith be paid over to Lender on account of the Obligations, without reducing or affecting in any manner the liability of such Borrower under this Agreement.

12.            NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document (other than as may be permitted by Lender pursuant to Section 2.2(a) with respect to requests for borrowing) shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Lender, as the case may be, at its address set forth below:

If to Borrower:		EARL SCHEIB, INC.
15206 Ventura Blvd., Suite 200
Sherman Oaks, California 91403
	Attn:	Vice President and Chief Financial Officer
General Counsel
Fax No. 818-981-8804

with copies to:		MUNGER, TOLLES & OLSON LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071
Attn: Emily Stephens, Esq.
Fax No. 213-683-4097

If to Lender:		WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Business Finance Manager
Fax No. 310-453-7413

WELLS FARGO FOOTHILL, INC.
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attn: Business Finance Manager
Fax No. 617-523-1697

WELLS FARGO FOOTHILL, INC.
1000 Abernathy Road, Suite 1450
Atlanta, Georgia 30328

Attn: Business Finance Manager
Fax No. 770-508-1375

with copies to:	ALSCHULER GROSSMAN STEIN & KAHAN LLP
1620 26th Street, Fourth Floor, North Tower
Santa Monica, California 90404-4060
Attn: Matthew Nelson, Esq.
Fax No. 310-907-2000

Lender and Borrower may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)             THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ANY CHOICE OF LAW RULES THEREUNDER.

(b)            THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY BORROWER COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH BORROWER COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER

APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)          BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.            ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1  Assignments and Participations.

(a)          Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, (ii) Lender and its Assignee have delivered to Borrower an appropriate assignment and acceptance.  Anything contained herein to the contrary notwithstanding, the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of Lender.

(b)         From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such assignment and acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations in connection therewith under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee with respect to the assigned rights and obligations; provided, however, that nothing contained herein shall release Lender from obligations that survive the termination of this Agreement, including Lender’s obligations under Section 16.9 of this Agreement.

(c)          Immediately upon Borrower’s receipt of such fully executed assignment and acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

(d)         Notwithstanding Sections 14.1(a) through (c) above, Lender and its Assignee shall not assign their respective rights and obligations under this Agreement except in whole, provided that Lender or its Assignee may assign its rights and obligations under this Agreement in part if, prior to such assignment, this Agreement has been amended to provide for the appointment of an agent acting on behalf of all lenders hereunder or other provisions for the coordinated action of multiple lenders hereunder based upon the determination of lenders holding a majority of the Advances then outstanding.  Each Borrower and Guarantor hereby agree to execute such an amendment promptly upon request by the Lender or its Assignee.

(e)          Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in the Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i)  Lender shall remain the “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and Lender’s obligations under this Agreement shall remain unchanged, (ii)  Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and the Lender shall continue to deal solely and directly with each other Lender in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement.  The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by Lender.

(f)            In connection with any such assignment or participation or proposed assignment or participation, Lender may, subject to the provisions of Section 16.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g)         Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2  Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by Lender shall release Borrower from its Obligations.  Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.            AMENDMENTS; WAIVERS.

15.1  Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.2  No Waivers; Cumulative Remedies.  No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by

Lender in exercising the same, will operate as a waiver thereof.  No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.            GENERAL PROVISIONS.

16.1  Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

16.2  Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3  Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4  Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5  Withholding Taxes.  All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below).  All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of Lender, or (ii) to the extent that such tax results from a change in the circumstances of Lender, including a change in the residence, place of organization, or principal place of business of Lender, or a change in the branch or lending office of Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Lender if the increase in such amount payable results from Lender’s own willful misconduct or gross negligence.  Borrower will furnish to Lender as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

16.6  Amendments in Writing.  This Agreement only can be amended by a writing signed by Lender and Borrower.

16.7  Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

16.8  Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by either Borrower or the Guarantors or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrower or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.9  Confidentiality.

Lender agrees that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, so long as Lender instructs such attorneys, advisors, accounts, auditors and consultants to treat such information in a confidential manner, (b) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.9, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation (in which case Lender will use its reasonable efforts to provide reasonable notice to Borrower so that Borrower has an opportunity to seek a protective order), (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or other adversary proceeding involving parties hereto with such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 16.9 shall survive for 2 years after the payment in full of the Obligations.  Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment).  The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

16.10  Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER

EARL SCHEIB, INC., a Delaware corporation

By:
Title:

EARL SCHEIB REALTY CORP., a California corporation

By:
Title:

LENDER

WELLS FARGO FOOTHILL, INC., a California corporation

By:
Title:

1.	DEFINITIONS AND CONSTRUCTION

	1.1	Definitions

	1.2	Accounting Terms

	1.3	Code

	1.4	Construction

	1.5	Schedules and Exhibits

2.	LOAN AND TERMS OF PAYMENT

	2.1	Revolver Advances

	2.2	Borrowing Procedures and Settlements

	2.3	Payments

	2.4	Overadvances

	2.5	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations

	2.6	Crediting Payments

	2.7	Designated Account

	2.8	Maintenance of Loan Account; Statements of Obligations

	2.9	Fees

	2.10	Letters of Credit

	2.11	Capital Requirements

	2.12	Joint and Several Liability of Borrower

3.	CONDITIONS; TERM OF AGREEMENT

	3.1	Conditions Precedent to the Initial Extension of Credit

	3.2	Conditions Subsequent to the Initial Extension of Credit

	3.3	Conditions Precedent to all Extensions of Credit

	3.4	Term

	3.5	Effect of Termination

	3.6	Early Termination by Borrower

4.	CREATION OF SECURITY INTEREST

	4.1	Grant of Security Interest

	4.2	Negotiable Collateral

	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral

	4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required

	4.5	Power of Attorney

	4.6	Right to Inspect

	4.7	Control Agreements

5.	REPRESENTATIONS AND WARRANTIES

	5.1	No Encumbrances

	5.2	State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims

	5.3	Due Organization and Qualification; Subsidiaries; Stock

	5.4	Due Authorization; No Conflict

	5.5	Litigation

	5.6	No Material Adverse Change

	5.7	Fraudulent Transfer

	5.8	Employee Benefits; Labor Relations

	5.9	Environmental Condition

	5.10	Brokerage Fees

	5.11	Intellectual Property

	5.12	Leases

	5.13	Deposit Accounts and Securities Accounts

	5.14	Complete Disclosure

	5.15	Indebtedness

	5.16	Inactive Subsidiaries

6.	AFFIRMATIVE COVENANTS

	6.1	Accounting System

	6.2	Collateral Reporting

	6.3	Financial Statements, Reports, Certificates

	6.4	Guarantor Reports

	6.5	Maintenance of Properties

	6.6	Taxes

	6.7	Insurance

	6.8	Compliance with Laws

	6.9	Existence

	6.10	Environmental

	6.11	Disclosure Updates

	6.12	Formation of Subsidiaries

7.	NEGATIVE COVENANTS

	7.1	Indebtedness

	7.2	Liens

	7.3	Restrictions on Fundamental Changes

	7.4	Disposal of Assets

	7.5	Change Name

	7.6	Nature of Business

	7.7	Prepayments and Amendments

	7.8	Change of Control

	7.9	Distributions

	7.10	Accounting Methods

	7.11	Investments

	7.12	Transactions with Affiliates

	7.13	Suspension

	7.14	Use of Proceeds

	7.15	Financial Covenants

	7.16	Deferred Compensation

	7.17	Inactive Subsidiaries

8.	EVENTS OF DEFAULT

9.	LENDER’S RIGHTS AND REMEDIES

	9.1	Rights and Remedies

	9.2	Remedies Cumulative

10.	TAXES AND EXPENSES

11.	WAIVERS; INDEMNIFICATION; SUBORDINATION

	11.1	Demand; Protest

	11.2	Lender’s Liability for Collateral

	11.3	Indemnification

	11.4	Subordination

12.	NOTICES

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

	14.1	Assignments and Participations

	14.2	Successors

15.	AMENDMENTS; WAIVERS

	15.1	Amendments and Waivers

	15.2	No Waivers; Cumulative Remedies

16.	GENERAL PROVISIONS

	16.1	Effectiveness

	16.2	Section Headings

	16.3	Interpretation

	16.4	Severability of Provisions

	16.5	Withholding Taxes

	16.6	Amendments in Writing

	16.7	Counterparts; Telefacsimile Execution

	16.8	Revival and Reinstatement of Obligations

	16.9	Confidentiality

	16.10	Integration

EXHIBITS AND SCHEDULES

Exhibit A	Form of Monthly Compliance Certificate
Exhibit B	Form of Revolving Credit Note
Exhibit C	Form of Quarterly Compliance Certificate
Exhibit D	Form of Control Agreement
Exhibit E	Form of Annual Compliance Certificate
Schedule D-1	Designated Account
Schedule E-1	Eligible Real Property
Schedule L-1	Lender’s Account
Schedule P-1	Permitted Liens
Schedule P-2	Permitted Protests
Schedule R-1	Real Property Collateral
Schedule 5.2(a)	States of Organization
Schedule 5.2(b)	Chief Executive Offices
Schedule 5.2(c)	FEINs
Schedule 5.2(d)	Commercial Tort Claims
Schedule 5.3(b)	Subsidiaries
Schedule 5.3(c)	Capitalization of Borrower’s Subsidiaries
Schedule 5.5	Litigation
Schedule 5.8(b)	Labor Unions
Schedule 5.9	Environmental Matters
Schedule 5.11	Intellectual Property
Schedule 5.13	Deposit Accounts and Securities Accounts
Schedule 5.15	Permitted Indebtedness

EXHIBIT A

FORM OF MONTHLY COMPLIANCE CERTIFICATE

See attached.

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

See attached.

EXHIBIT C

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

See attached.

EXHIBIT D

FORM OF CONTROL AGREEMENT

See attached.

EXHIBIT E

FORM OF ANNUAL COMPLIANCE CERTIFICATE

See attached.

SCHEDULE D-1

DESIGNATED ACCOUNT

Account number 112119019 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated as such, in writing, by Borrower to Lender.

“Designated Account Bank” means City National Bank, whose office is located at 400 North Roxbury Drive, Beverly Hills, California 90210, and whose ABA number is 122016066.

SCHEDULE E-1

ELIGIBLE REAL PROPERTY

Street	City	County	State
5416-20 Santa Monica Blvd.	Hollywood	Los Angeles	CA
2826 E. Anaheim	Long Beach	Los Angeles	CA
3252 Rosecrans	Hawthorne	Los Angeles	CA
17115 Lakewood Bl.	Bellflower	Los Angeles	CA
4441-51 San Fernando Rd.	Glendale	Los Angeles	CA
3431 Tyler Ave.	El Monte	Los Angeles	CA
1102 E. 17th St.	Santa Ana	Orange	CA
3700 Chicago Ave.	Riverside	Riverside	CA
540 W. Mill St.	San Bernardino	San Bernardino	CA
10937 Central Ave	Ontario	San Bernardino	CA
2650 Sunrise Blvd.	Rancho Cordova	San Diego	CA
1421 34th St.	Bakersfield	Kern	CA
2431 Fruitridge Rd.	Sacramento	Sacramento	CA
111 National City Blvd.	National City	San Diego	CA
951 Broadway	Chula Vista	San Diego	CA
1002 W. Main	El Cajon	San Diego	CA

SCHEDULE L-1

LENDER’S ACCOUNT

An account at a bank designated by Lender from time to time as the account into which Borrower shall make all payments to Lender under this Agreement and the other Loan Documents; unless and until Lender notifies Borrower to the contrary, Lender’s Account shall be that certain deposit account bearing account number 323-266193 and maintained by Lender with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA  #021000021.

SCHEDULE P-1

PERMITTED LIENS

Blanket lien against Parent in favor of City National Bank, File number 1122186, filed September 24, 2001.

SCHEDULE P-2

PERMITTED PROTESTS

Protest against Notice of Disallowance.

SCHEDULE R-1

REAL PROPERTY COLLATERAL

Street	City	County	State
1730 E. Apache Blvd.	Tempe	Maricopa	AZ
11025 N. Cave Creek	Phoenix	Maricopa	AZ
1555 E. 22nd St.	Tucson	Pima	AZ
5416-20 Santa Monica Blvd.	Hollywood	Los Angeles	CA
2826 E. Anaheim	Long Beach	Los Angeles	CA
3252 Rosecrans	Hawthorne	Los Angeles	CA
17115 Lakewood Bl.	Bellflower	Los Angeles	CA
4441-51 San Fernando Rd.	Glendale	Los Angeles	CA
3431 Tyler Ave.	El Monte	Los Angeles	CA
1102 E. 17th St.	Santa Ana	Orange	CA
3700 Chicago Ave.	Riverside	Riverside	CA
540 W. Mill St.	San Bernardino	San Bernardino	CA
10937 Central Ave.	Ontario	San Bernardino	CA
2650 Sunrise Blvd.	Rancho Cordova	San Diego	CA
1421 34th St.	Bakersfield	Kern	CA
2431 Fruitridge Rd.	Sacramento	Sacramento	CA
111 National City Blvd.	National City	San Diego	CA
951 Broadway	Chula Vista	San Diego	CA
1002 W. Main	El Cajon	San Diego	CA
1913 Bladensburg NE	Washington	DC	DC
4224 Chinden Blvd.	Garden City	Ada	ID

Street	City	County	State
6647 S. Western Ave.	Chicago	Cook	IL
2416 W. Irving Park Rd.	Chicago	Cook	IL
1731 W. 127th St.	Calumet Park	Cook	IL
7550 Plank Rd.	Baton Rouge	Baton Rouge	LA
5901 & 5913 Eastern Ave.	Baltimore	Baltimore	MD
4211 Reistertown Rd.	Baltimore	Baltimore	MD
3401 Frederick Ave.	Baltimore	Baltimore	MD
4570-76 Manchester Ave.	St. Louis	St. Louis	MO
6171 Natural Bridge Rd.	St. Louis	St. Louis	MO
3485 Boulder Hwy.	Las Vegas	Las Vegas	NV
3070 Valley View Blvd.	Las Vegas	Las Vegas	NV
921 Texas Ave.	El Paso	El Paso	TX
3660 SW Military Dr.	San Antonio	Bexar	TX
5005 E. Cesar Chavet St.	Austin	Travis	TX
5001 Dyer St.	El Paso	El Paso	TX
1489 S. State St.	Salt Lake City	Salt Lake	UT
7470 S. State St.	Midvale	Salt Lake	UT
1824-26 Fifth Ave.	Mckeesport	Allegheny	PA
5817 Broad St.	Philadelphia	Philadelpia	PA
2912 Jefferson Davis Hwy.	Alexandria	Independent City	VA
5805 Jefferson Ave.	Newport News	Independent City	VA
540 Orange Ave NE.	Roanoke	Independent City	VA